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                                                                    EXHIBIT 99.1

ENTERIC MEDICAL TECHNOLOGIES, A MICRO THERAPEUTICS INVESTMENT, ACQUIRED BY BOSTON SCIENTIFIC

IRVINE, CA - June 13, 2002 - Micro Therapeutics, Inc. (Nasdaq: MTIX) today said that Boston Scientific Corporation (NYSE: BSX) has completed the acquisition of Enteric Medical Technologies, Inc. (EMT), a privately held company based in Foster City, CA, of which Micro Therapeutics owns an approximate twenty percent voting interest.

As part of this acquisition, MTI received over $7 million at closing, net of funds held in escrow to pay any potential indemnity claims. The acquisition agreement also calls for Boston Scientific to make two future payments, both contingent upon EMT achieving certain milestones.

"This transaction provides MTI with additional cash, further strengthening our financial position," said James Corbett, chairman of the board and president and chief executive officer. "In addition, we believe the purchase by Boston Scientific should bolster excitement about MTI's Onyx(R) liquid embolic material, which is the basis of EMT's promising core technology."

EMT designs, manufactures and markets Enteryx(TM), a liquid polymer technology for the treatment of gastroesophageal reflux disease (GERD). The Enteryx technology is a patented liquid polymer delivered by injection through an endoscope into the muscle of the lower esophageal sphincter. The polymer solidifies into a sponge-like material when it is injected into the tissue, augmenting the lower esophageal sphincter and helping to prevent or reduce reflux of gastric acid into the esophagus. The procedure takes approximately 30 minutes and is done under intravenous sedation. EMT obtained the rights to develop Enteryx under a license agreement with Micro Therapeutics, which allows EMT to develop a non-vascular application using MTI's proprietary Onyx technology in the gastrointestinal tract.

About Micro Therapeutics, Inc.
Micro Therapeutics (MTI) develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI's flagship product, Onyx(R), is a liquid embolic material that has been developed for use in the treatment of conditions that can lead to stroke. Onyx currently is being marketed throughout Europe and is in pivotal clinical trials in the United States. MTI markets more than 130 medical devices and micro catheter products serving the neuro vascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, the successful attainment by Enteric Medical Technologies, Inc. of milestones within five years and within currently estimated costs. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.'s operating and financial results are described in the company's prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB and other reports, filed or to be filed, with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly

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release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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